Filed Pursuant to Rule 424(b)(5)

Registration No. 333-287273

SUPPLEMENT

To Prospectus Supplement dated May 14, 2025

(To Prospectus dated May 14, 2025)

California Water Service Group

Common Stock

Having an Aggregate Offering Price of up to $350,000,000

This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated May 14, 2025 (the “Prospectus Supplement”), and the accompanying prospectus, dated May 14, 2025 (the “Base Prospectus,” and together with the Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the offer and sale of shares of our common stock, par value $0.01 per share (“our common stock”), pursuant to the Equity Distribution Agreement (as defined below). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

You should carefully read the entire Prospectus and this supplement before investing in our common stock. This supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

On May 14, 2025, we entered into an equity distribution agreement (the “Original Equity Distribution Agreement”) with Robert W. Baird & Co. Incorporated, BofA Securities, Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Janney Montgomery Scott LLC, RBC Capital Markets, LLC, Blaylock Van, LLC and Samuel A. Ramirez & Company, Inc., each as sales agent and, if applicable, as forward seller (in any such capacity, each, a “Manager” and, together, the “Managers”), and each of Robert W. Baird & Co. Incorporated, Bank of America, N.A., Morgan Stanley & Co. LLC, Wells Fargo Bank, National Association and Royal Bank of Canada, each as forward purchaser (in such capacity, each a “Forward Purchaser” and together the “Forward Purchasers”), relating to the sale of shares of our common stock, having an aggregate gross sales price of up to $350,000,000.

This supplement is being filed to reflect that, on February 27, 2026, Janney Montgomery Scott LLC (“Janney”) terminated the Original Equity Distribution Agreement with respect to itself as Manager, and on May 1, 2026, we added Huntington Securities, Inc. (“Huntington”) as an additional Manager under the Original Equity Distribution Agreement. In connection with the addition of Huntington as Manager, we entered into an amendment, dated May 1, 2026, to the Original Equity Distribution Agreement (as amended, the “Amended Equity Distribution Agreement”). Accordingly, each reference to the term “Managers” in the Prospectus Supplement is hereby amended to include Huntington and remove Janney, and each reference to the term “Equity Distribution Agreement” is hereby amended to refer to the Amended Equity Distribution Agreement.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CWT.” On April 30, 2026, the last reported sale price of our common stock on the NYSE was $42.24 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of the Prospectus Supplement and page 2 of the Base Prospectus and in the documents incorporated by reference into the Prospectus for a description of various risks you should consider in evaluating an investment in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Baird	BofA Securities	Morgan Stanley	Wells Fargo Securities	Huntington Capital Markets	RBC Capital Markets

Blaylock Van, LLC	Ramirez & Co., Inc.

The date of this supplement is May 1, 2026.